Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com
News Release
CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com

Orthofix Announces the Addition of Lilly Marks to Board of Directors

LEWISVILLE, Texas -- June 25, 2015 -- Orthofix International N.V. (NASDAQ:OFIX), a diversified, global medical device company, today announced that it has named Lilly Marks to its Board of Directors. With more than three decades of major healthcare system provider experience, she serves as the Vice President for Health Affairs for the University of Colorado and has led the University of Colorado Anschutz Medical Campus which includes the schools of medicine, pharmacy, dentistry, nursing, public health and the graduate school. The campus also includes the University of Colorado Hospital and the Children’s Hospital of Colorado.

“We are very pleased Lilly is joining the Orthofix Board of Directors,” said Ron Matricaria, Chairman of the Board. “Her vast experience from the healthcare provider perspective and strong finance background will be a great asset to the Company.”

Marks has also served as Chairman of the Board of Directors of the University of Colorado Hospital and has previously served as both the Senior Associate Dean for Finance and Administration of the University of Colorado School of Medicine and the Executive Director of University Physicians, Inc., the 501(c)(3) faculty practice plan which manages the clinical practice and business operations of the 1500 member faculty physicians group.

Currently Marks is a member of the Board of Directors of the University of Colorado Health System, Children’s Hospital Colorado, Federal Reserve Bank of Kansas City, the Advisory Board for Clinical Research of the National Institutes of Health, the Fitzsimons Redevelopment Authority, the Association of Academic Health Centers (AAHC), the Global Down Syndrome Foundation and the Rose Community Foundation. She is also a member of the Association of American Medical Colleges (AAMC) Advisory Panel on Research and is a trustee of the University of Colorado Foundation.

In 2012, Marks received the Denver Business Journal’s Outstanding Women in Business Award. She has been recognized by the Colorado Women’s Chamber of Commerce as one of the 25 Most Powerful Women in Colorado. In April, 2014, the Denver Magazine 5280 recognized Ms. Marks as one of 50 Most Powerful People in Denver.

A graduate of the University of Colorado, Marks is a frequent national speaker regarding medical school economics, health care and clinical practice management and leadership issues in academic medicine.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.